Exhibit 5.1

August 31, 2006

Aspyra, Inc.

26115-A Mureau Road

Calabasas, CA 91302

Re: Amendment No. 1 on Form SB-2 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Aspyra, Inc., a California corporation (the “Company”), in connection with the filing of Amendment No. 1 on Form SB-2 to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offering for resale of an aggregate of up to 5,400,000 shares of the Company’s common stock, no par value per share, by the selling shareholders named therein (the “Selling Shareholders”), including:

•                                          up to 3,750,000 shares of Common Stock issued by the Company to the Selling Shareholders (the “Initial Shares”); and

•                                          up to 1,650,000 shares of Common Stock that may be issued upon exercise of warrants (the “Warrants”) issued by the Company to the Selling Shareholders (the “Warrant Shares” and together with the Initial Shares, the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, resolutions adopted by the Board of Directors of the Company, certificates of government officials and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that, the Initial Shares are validly issued, fully paid and nonassessable and the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the prospectus included in the Registration Statement.

We express no opinion as to matters governed by any laws other than the California General Corporation Law, the applicable provisions of the California Constitution and reported decisions of the California courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP